Exhibit 99.3

Unaudited Pro Forma Combined Consolidated Financial Information

The terms “Corning,” “Company,” “we,” “us,” or “our” mean Corning Incorporated and subsidiary companies.

On January 15, 2014, Corning Incorporated, a New York corporation (“Corning” or the “Company”), Corning Hungary Data Services Limited Liability Company, a limited liability company organized under the laws of the Republic of Hungary and an indirect wholly-owned subsidiary of the Company (“CHDS”), Corning Holding Japan G.K., a company organized under the laws of Japan and an indirect wholly-owned subsidiary of the Company, and Corning Luxembourg S.à.r.l., a limited liability company organized under the laws of Luxembourg and an indirect wholly-owned subsidiary of the Company (“Corning Buyer”), completed a series of transactions in which Corning obtained full ownership of the common shares of Samsung Corning Precision Materials Co., Ltd. (the “Acquisition”), a company organized under the laws of the Republic of Korea (“SCP”), previously held by Samsung Display Co., Ltd., a company organized under the laws of the Republic of Korea (“SDC”), pursuant to the Framework Agreement, dated as of October 22, 2013 (the “Framework Agreement”), entered into by SDC, Corning, certain wholly-owned subsidiaries of Corning and, following the execution of joinder agreements, SCP and Samsung Corning Advanced Glass LLC, a limited liability company organized under the laws of the Republic of Korea (“SCG”).  In connection with the Framework Agreement, in the fourth quarter of 2013, Corning acquired the minority interests of three shareholders in SCP, which was an unconsolidated equity company with SDC and which manufactures liquid crystal display (“LCD”) glass in Korea, for $506 million.  That transaction included payment for the transfer of non-operating assets and the pro-rata portion of cash on SCP’s balance sheet at September 30, 2013.  Prior to the Acquisition, CHDS owned 50% of the common shares of SCP, and SDC owned 42.54% of the equity interests of SCP.  Upon consummation of the transactions and pursuant to the Framework Agreement, Corning obtained full ownership of all of the interests in SCP owned by SDC, and SCP became an indirect wholly-owned subsidiary of Corning.

In connection with the purchase of SDC’s equity interests in SCP pursuant to the Framework Agreement, the Company designated a new series of its preferred stock as Fixed Rate Cumulative Convertible Preferred Stock, Series A, par value $100 per share (the “Preferred Stock”), by filing on January 14, 2014 with the Secretary of State of the State of New York a Certificate of Amendment of the Restated Certificate of Incorporation of the Company.  As contemplated by the Framework Agreement, SDC became the owner of 2,300 shares of Preferred Stock (each with an issue price of $1 million per share) (such number of shares issued, the “Preferred Shares”), of which 1,900 shares were issued in connection with the Acquisition and 400 shares were issued for cash consideration.

Pursuant to the Framework Agreement, SCP distributed SCP’s cumulative earnings through dividends payable to Corning and SDC (“2014 Dividend”) in an aggregate amount of $2.8 billion.

This pro forma information is based on, and should be read in conjunction with, the following:

•
The historical audited financial statements of Corning as of and for the year ended December 31, 2013, included in Corning’s annual report on Form 10-K filed on February 10, 2014, as amended by Amendment No. 1 to the annual report on Form 10-K/A filed on March 21, 2014 (the “2013 10-K”); and

•	The historical audited financial statements of SCP as of and for the year ended December 31, 2013, included in the 2013 10-K.

The unaudited pro forma combined consolidated balance sheet was derived from Corning’s and SCP’s audited financial statements as of December 31, 2013.  The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2013 was derived from the audited financial statements of Corning and SCP for the year ended December 31, 2013.  The unaudited pro forma combined consolidated balance sheet is presented to show how Corning might have looked had the Acquisition occurred as of that reporting date.  The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2013 is presented to show how Corning might have looked had the Acquisition occurred as of January 1, 2013, the beginning of the earliest period presented.

The unaudited pro forma combined consolidated financial information was prepared pursuant to the rules and regulations of the Securities and Exchange Commission.  The unaudited pro forma adjustments reflecting the Acquisition have been prepared in accordance with the business combination accounting guidance and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma combined consolidated financial information.

The unaudited pro forma combined consolidated financial information is provided for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company.  In connection with the unaudited pro forma combined consolidated financial information, the total purchase consideration was allocated based on the best estimates of fair value.  The allocation is dependent upon certain valuation and other analyses that are not yet final.  Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation.  The unaudited pro forma combined consolidated financial information does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Acquisition or any integration costs.  Additionally, the unaudited pro forma combined consolidated statement of income does not include certain nonrecurring charges resulting directly from the Acquisition as described in the accompanying notes.

Unaudited Pro Forma Combined Consolidated Balance Sheet
As of December 31, 2013
(In millions)

The accompanying notes are an integral part of these unaudited pro forma combined consolidated financial statements.
The pro forma adjustments are explained in Notes 3 and 4.

	Historical Financial Results
	Corning	SCP	Total Combination Adjustments	Notes	Total Pro Forma Adjustments	Notes	Unaudited Pro Forma Combined
Assets

Current assets:
Cash and cash equivalents	$4,704	$2,525	$234	3a	$(651)	4a	$6,812
Short-term investments, at fair value	531	190	(190)	3a	-		531
Total cash, cash equivalents and short-term investments	5,235	2,715	44		(651)		7,343
Trade accounts receivable, net of doubtful accounts and allowances	1,253	-	353	3b	(10)	4b	1,596
Customers, net of allowance for doubtful accounts	-	75	(75)	3b	-		-
Related parties	-	278	(278)	3b	-		-
Inventories	1,270	93	-		26	4c	1,389
Deferred income taxes	278	2	-		-		280
Assets held for sale	-	293	-		(293)	4d	-
Other current assets	855	109	(44)	3a	(63)	4e	857
Total current assets	8,891	3,565	-		(991)		11,465

Investments	5,537	2	-		(3,709)	4f	1,830
Property, net of accumulated depreciation	9,801	3,336	(32)	3c	299	4g	13,404
Goodwill and other intangible assets, net	1,542	-	-		70	4h	1,612
Deferred income taxes	2,234	1	-		-		2,235
Other assets	473	183	32	3c	53	4i	741

Total Assets	$28,478	$7,087	$-		$(4,278)		$31,287

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$21	$-	$-		$-		$21
Accounts payable	771	-	75	3b	(10)	4b	836
Trade accounts payable	-	3	(3)	3b	-		-
Non-trade accounts payable	-	22	(22)	3b	-		-
Related parties	-	50	(50)	3b	-		-
Income taxes payable	-	110	(110)	3d	-		-
Accrued bonus payable	-	60	(60)	3d	-		-
Accrued expenses	-	28	(28)	3d	-		-
Liabilities held for sale	-	51	-		(6)	4d	45
Other accrued liabilities	954	13	198	3d	294	4j	1,459
Total current liabilities	1,746	337	-		278		2,361

Long-term debt	3,272	-	-		-		3,272
Postretirement benefits other than pensions	766	-	-		-		766
Non-current deferred income tax liabilities, net	-	211	(211)	3d	-		-
Other liabilities	1,483	-	211	3d	67	4k	1,761
Total liabilities	7,267	548	-		345		8,160

Shareholders’ equity:
Corning common stock	831	-	-		-		831
Corning preferred stock	-	-	-		1	4l	1
SCP preferred stock	-	1	-		(1)	4m	-
SCP common stock	-	177	-		(177)	4m	-
Corning additional paid-in capital	13,066	-	-		2,299	4l	15,365
SCP additional paid-in capital	-	312	-		(312)	4m	-
Retained earnings	11,320	5,749	-		(6,003)	4n	11,066
Corning treasury stock	(4,099)	-	-		-		(4,099)
Accumulated other comprehensive income (loss)	44	290	-		(445)	4o	(111)
Total shareholders’ equity	21,162	6,529	-		(4,638)		23,053
Noncontrolling interests	49	10	-		15	4p	74
Total equity	21,211	6,539	-		(4,623)		23,127

Total Liabilities and Equity	$28,478	$7,087	$-		$(4,278)		$31,287

Unaudited Pro Forma Combined Consolidated Statement of Income
Year Ended December 31, 2013
(In millions, except per share data)

The accompanying notes are an integral part of these unaudited pro forma combined consolidated financial statements.
The pro forma adjustments are explained in Notes 3 and 5.

	Historical Financial Results
	Corning	SCP	Total Combination Adjustments	Notes	Total Pro Forma Adjustments	Notes	Unaudited Pro Forma Combined

Net sales	$7,819	$-	$2,149	3e	$(97)	5a	$9,871
Related parties	-	1,747	(1,747)	3e	-		-
Other	-	402	(402)	3e	-		-
Total net sales	7,819	2,149	-		(97)		9,871

Cost of sales	4,495	953	-		(194)	5b	5,254

Gross margin	3,324	1,196	-		97		4,617

Operating expenses:
Selling, general and administrative expenses	1,126	152	-		(10)	5c	1,268
Research, development and engineering expenses	710	80	-		(2)	5d	788
Royalty expenses to related parties	-	56	-		(56)	5e	-
Amortization of purchased intangibles	31	-	-		-		31
Restructuring, impairment and other charges	67	-	-		-		67
Asbestos litigation charge	19	-	-		-		19

Operating income	1,371	908	-		165		2,444

Equity in earnings of affiliated companies	547	-	(5)	3f	(320)	5f	222
Interest income	8	-	77	3g	-		85
Interest expense	(120)	-	(4)	3g	-		(124)
Interest income (expense), net	-	73	(73)	3g	-		-
Foreign exchange (loss) gain, net	-	(11)	11	3h	-		-
Charitable donations	-	(27)	27	3h	-		-
Other income, net	667	1	(38)	3h	(56)	5e	574

Income from continuing operations before income taxes	2,473	944	(5)		(211)		3,201
Provision for income taxes	(512)	(223)	-		(41)	5g	(776)
Income from continuing operations before equity losses	1,961	721	(5)		(252)		2,425
Equity losses of affiliated companies	-	(5)	5	3f	-		-

Net income from continuing operations	$1,961	$716	$-		$(252)		$2,425

Earnings per common share attributable to common stockholders:
Basic (Note 5h)	$1.35						$1.60

Diluted (Note 5h)	$1.34						$1.54

Weighted average shares outstanding:
Basic (Note 5h)	1,452						1,452

Diluted (Note 5h)	1,462						1,577

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

1.	Basis of Presentation

The historical financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined consolidated statement of income, expected to have a continuing impact on the combined results. The pro forma statement of income is presented through continuing operations and does not present the effect of discontinued operations of SCP.  The pro forma adjustments are preliminary and based on the estimated fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Acquisition and certain other adjustments.

Under the acquisition method, Acquisition-related transaction costs (e.g. advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.  These costs are not presented in the unaudited pro forma combined consolidated statement of income because they will not have a continuing impact on the combined results.

This unaudited pro forma combined consolidated financial information is not intended to reflect the results which would have actually resulted had the Acquisition been effected on the dates indicated.  Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained in the future.

Framework Agreement

On January 15, 2014, Corning completed the Acquisition pursuant to the Framework Agreement.  Under the terms of the Framework Agreement, the Company designated a new series of its preferred stock as Fixed Rate Cumulative Convertible Preferred Stock, Series A, par value $100 per share, and issued 1,900 shares of Preferred Stock at an issue price of $1 million per share (such number of shares issued, the “Subject Preferred Shares”), for an aggregate issue price of $1.9 billion.  Corning also issued to SDC an additional amount of Preferred Stock (the “Additional Preferred Shares”) at closing, for an aggregate issue price of $400 million in cash.  The Framework Agreement also includes customary working capital adjustments and provides for potential payments to be made between the parties in 2018: one based on revenues generated by the business of SCP for the period between Acquisition and December 31, 2018, which is subject to a cap of $665 million; and another based on the volumes of certain sales during the same period, which is subject to a separate cap of $100 million.  Separately, Corning Buyer purchased shares of SCP held by certain minority shareholders in the fourth quarter of 2013.

Dividends on the Preferred Stock are cumulative and accrue at the annual rate of 4.25% on the per share issue price of $1 million.  The dividends are payable quarterly as and when declared by the Company’s board of directors.  The Preferred Stock is convertible at the option of the holder and the Company upon certain events, at a conversion rate of 50,000 shares of Corning’s common stock, par value $0.50 per share (“Common Stock”), per one share of Preferred Stock, subject to certain anti-dilution provisions.  Following the seventh anniversary of the closing of the Acquisition, the Preferred Stock will be convertible, in whole or in part, at the option of the holder.  The Company has the right, at its option, to cause some or all of the shares of Preferred Stock to be converted into Common Stock, if, for 25 trading days (whether or not consecutive) within any period of 40 consecutive trading days, the closing price of Common Stock exceeds $35 per share.  If the aforementioned right becomes exercisable before the seventh anniversary of the closing, the Company must first obtain the written approval of the holders of a majority of the Preferred Stock before exercising its conversion right.  Upon the earlier of the board of directors’ approval or recommendation to the Company’s shareholders of a change of control transaction, the consummation of a change of control transaction or the execution of a binding agreement to effect a change of control transaction, the holder of the Preferred Stock will have the right to convert some or all of its shares of Preferred Stock into Common Stock.  If the consideration offered for each share of Common Stock in a change of control transaction exceeds a value of $35 per share, then the Company shall have the right to convert some or all of the shares of Preferred Stock into Common Stock. If the Company’s board of directors approves a change of control transaction in which the aggregate consideration being paid for all of the Company’s capital stock and assets implies a valuation of less than $6 billion and such transaction is consummated, holders of Preferred Stock will have the right to cause the Company to redeem all shares of Preferred Stock for an amount equal to the issue price per share.  The Preferred Stock does not have any voting rights except as may be required by law.  The holder of the Preferred Shares is entitled to certain registration rights as set forth in the Shareholder Agreement by and between the Company and SDC, dated as of October 22, 2013.

Services Agreement

Pursuant to the Framework Agreement and a services agreement between SDC and SCP, SDC has agreed to provide certain services that may be required by SCP for a limited period of time in substantially the same manner, rates and fees as they have been historically provided to SCP prior to the Acquisition.  We have determined that no material value was exchanged in the services agreement above or below fair value as a result of agreeing to receive services at the specified rates.  We made this determination by comparing the pricing to those routinely charged by comparable third party service providers.  As a result, we have not recorded an asset or liability to reflect an obligation to receive services at above or below fair value.

Long Term Supply Agreement

Effective January 1, 2014, in conjunction with the Framework Agreement, the Company extended its LCD glass supply agreement with SDC to December 31, 2023.  We believe that the supply agreement is at market rate. As a result, we have not recorded an asset or liability to reflect the arrangement to sell our products at above or below fair value.

China Joint Venture Agreement

Corning also terminated its agreement with SDC to form a new LCD glassmaking equity venture company (the “China JV”) in the People’s Republic of China.  There were no significant assets acquired or expenses incurred related to the China JV which would require adjustments to the pro forma financial statements.

2.	Preliminary Purchase Consideration Allocation

The net purchase consideration in the transaction for 42.54% of SCP is determined as follows (in millions):

Fair value of preferred stock issued	$1,911
Settlement of pre-existing customer relationship (1)	(136)
Contingent consideration (2)	(196)
Consideration for 42.54% of ownership of SCP	$1,579
Fair value of previously owned investment	2,139
Total	$3,718
__________________________

(1)	As part of the preliminary purchase consideration allocation process, Corning has identified an unfavorable pre-existing customer relationship for which a settlement loss has been recognized.

(2)
As discussed in the Basis of Presentation footnote, this represents the estimated potential payments to be made between the parties in 2018: one based on revenues generated by the business of SCP for the period between Acquisition and December 31, 2018, which is subject to a cap of $665 million, and another based on the volumes of certain sales during the same period, which is subject to a separate cap of $100 million.

The following table summarizes the preliminary allocation of the estimated purchase consideration to the fair value of assets acquired and liabilities assumed of SCP, with the excess recorded as goodwill (in millions):

Cash and cash equivalents (1)	$133
Accounts receivable (2)	353
Inventory (2)	119
Property and equipment, net (2)	3,603
Goodwill (3)	70
Other current and long term assets (2)	79
Accounts payable and accrued liabilities (2)	(346)
Other long term liabilities (2)	(278)
Noncontrolling interest	(15)
Total	$3,718
__________________________

(1)	Cash and cash equivalents acquired is presented net of 2014 Dividend distributed subsequent to the Acquisition in the amount of $2.8 billion.

(2)	Certain assets and liabilities are presented net of assets and liabilities held for sale which were not acquired by Corning.

(3)
The excess purchase consideration over the fair value of assets acquired and liabilities assumed is recorded as goodwill. The goodwill acquired is primarily related to the workforce of SCP and is allocated to Corning’s Display Technologies segment.  Goodwill is reviewed for indicators of impairment quarterly or if an event occurs or circumstances change that indicate the carrying amount may be impaired.  Goodwill is not deductible for tax purposes.

3.	Combination Adjustments

The accounting policies used in the preparation of the unaudited pro forma combined consolidated financial information are those described in Corning’s and SCP’s audited financial statements in Corning’s 2013 10-K.  The following adjustments represent the reclassification adjustments made to the consolidated balance sheet and statement of income of SCP to conform the presentation to that of Corning as the accounting acquirer:

3a)	Cash and Cash Equivalents, Short-Term Investments and Other Current Assets – The adjustment is to conform the presentation of SCP’s money market funds to that of Corning.

3b)
Accounts Receivable and Accounts Payable – The adjustment is to conform the presentation of SCP’s accounts receivable and accounts payable to that of Corning by reclassifying customer and related party accounts receivable to accounts receivable, net and trade, non-trade and related party accounts payable to accounts payable.

3c)	Property, Net of Accumulated Depreciation and Other Assets – The adjustment is to conform the presentation of SCP’s property to that of Corning.

3d)	Current and Non-Current Accrued Expenses – The adjustment is to conform the presentation of SCP’s accrued and other liabilities to that of Corning.

3e)	Net Sales and Related Parties – The adjustment is to conform the presentation of SCP’s sales to SDC to Corning’s presentation of sales to SDC. SDC is not a related party of Corning.

3f)	Equity in Earnings of Affiliated Companies – The adjustment is to conform the presentation of SCP’s equity in earnings of affiliated companies to that of Corning.

3g)
Interest Expense and Interest Income – The adjustment is to conform the presentation of SCP’s interest income (expense), net, to that of Corning by reclassifying interest income (expense), net, to interest income and interest expense.

3h)	Foreign Exchange (Loss) Gain, Net, Charitable Donations and Other Income, Net – The adjustment is to conform the presentation of SCP’s other income (expenses), net, to that of Corning.

4.	Unaudited Pro Forma Adjustments – Balance Sheet

The unaudited pro forma combined consolidated balance sheet has been prepared assuming the Acquisition closed on December 31, 2013 with the following pro forma adjustments:

4a)
Cash and Cash Equivalents – Represents (1) the cash received related to the issuance of Preferred Stock for $2.3 billion; (2) redemption of SDC’s shares in SCP of $1.9 billion; and (3) payment of SDC’s portion of the 2014 Dividend which was $1.0 billion.  Corning’s portion of the 2014 Dividend of $1.8 billion was not presented, as the amount was eliminated as an intercompany transaction in consolidation.

4b)	Accounts Receivable and Accounts Payable – Represents the elimination of accounts receivable and accounts payable between SCP to Corning and from Corning to SCP.

4c)	Inventories – Represents the fair value adjustment to SCP’s inventory balance.

4d)	Assets Held for Sale and Liabilities Held for Sale – Represents the assets and liabilities which are held for sale and not acquired by Corning.

4e)	Other Current Assets – Represents the write-off of the current portion of unamortized non-refundable pre-payments of $63 million.

4f)
Investments – Represents the reduction of Corning’s equity investment balance in SCP upon the payment of the 2014 Dividend and the Acquisition.  The gain associated with the revaluation of the previously held investment was approximately $328 million.  Consistent with the basis of presentation for pro forma financial information, there is no impact to the statement of income.

4g)	Property, net of accumulated depreciation – Represents the fair value adjustment to SCP’s property, plant and equipment by approximately $299 million as follows:

(dollars in millions)	Useful Life	Adjusted Basis
Land	N/A	$353
Buildings	37	1,464
Improvements	6 – 8	20
Property and equipment, net	3 – 5	553
Precious metals	N/A	1,094
Construction-in-progress, net of precious metals	N/A	119

4h)
Goodwill and Other Intangible Assets, Net – Represents the adjustment to record the excess between the Acquisition date fair value of the consideration expected to be transferred and the preliminary values assigned to the assets acquired and liabilities assumed.

4i)
Other Assets – Represents (1) the write-off of the non-current portion of unamortized non-refundable pre-payments of $133 million; (2) the fair value adjustment related to the potential receipt of approximately $196 million as contingent consideration from SDC in 2018 using the Company’s projections of estimated future revenues generated by SCP, which is subject to a cap of $665 million, and another based on the volumes of certain sales during the same period, which is subject to a separate cap of $100 million; and (3) other miscellaneous adjustments of $10 million.

4j)
Other Accrued Liabilities – Represents the (1) estimated transaction costs related to the Acquisition that are not reflected in the historical consolidated financial statements of approximately $14 million; (2) one-time compensation paid as a result of the Acquisition of approximately $139 million, net the related income tax benefit of $44 million; (3) accrual of withholding tax on the 2014 Dividend of $104 million; and (4) other miscellaneous adjustments of $37 million.

4k)
Other Liabilities – Represents the tax impact of (1) the adjustment related to the net increase in the acquired tangible assets of $72 million; (2) the contingent consideration on the Acquisition of $43 million; and (3) a reduction to deferred tax of $48 million related to the write-off of unamortized non-refundable pre-payments.

4l)	Preferred Stock – Represents the issuance of Corning’s Fixed Rate Cumulative Convertible Preferred Stock, Series A, to effect the Acquisition and the additional investment by SDC.

4m)	SCP Preferred Stock, SCP Common Stock and SCP Additional Paid-In Capital – Represents the elimination of historical SCP preferred stock, common stock and additional-paid in capital.

4n)	Retained Earnings – The adjustments made to retained earnings are as follows (in millions):

Elimination of historical SCP retained earnings	$(5,749)
Settlement of pre-existing customer relationship (1)	(320)
Compensation expense, net of tax (1)	(139)
Transaction costs (1)	(14)
Tax expense associated with 2014 Dividend (1)	(104)
Gain on revaluation of previously held investment (1)	328
Other	(5)
$(6,003)
__________________________

(1)	Non-recurring events which are not included in the pro forma statement of income.

4o)
Accumulated Other Comprehensive Income (Loss) – Represents (1) removal of the historical cumulative translation adjustment related to SCP of $155 million; and (2) the elimination of historical SCP accumulated other comprehensive income.

4p)	Noncontrolling Interests – Represents the establishment of noncontrolling interest in SCP for certain entities not wholly owned by Corning.

5.	Unaudited Pro Forma Adjustments – Statement of Income

The unaudited pro forma combined consolidated statement of income was prepared assuming the Acquisition closed on January 1, 2013, and includes the following pro forma adjustments:

5a)
Net Sales – Represents the elimination of (1) net sales recorded by SCP to Corning of $160 million; and (2) removal of amortization of $63 million related to non-refundable pre-payments to customers which was written off at Acquisition.

5b)
Cost of Sales – Represents (1) the decrease in depreciation expense of $34 million as a result of the fair value adjustment to SCP’s property, plant and equipment; and (2) elimination of intercompany transactions between Corning and SCP.

5c)
Selling, General and Administrative Expenses – Represents (1) the elimination of Acquisition-related transaction costs of $8 million as they have no continuing impact on the combined consolidated results of operations; and (2) the decrease in depreciation expense of $2 million recognized on the change in fair value of property, plant and equipment acquired from SCP.

5d)	Research, Development and Engineering Expenses – Represents the decrease in depreciation expense on the change in fair value of property, plant and equipment acquired from SCP.

5e)	Royalty Expenses to Related Parties and Other Income, Net – Represents the elimination of royalty expenses paid by SCP to Corning.

5f)	Equity in Earnings of Affiliated Companies – Represents the elimination of equity earnings recorded by Corning related to SCP.

5g)
Provision for Income Taxes – Represents (1) the income tax effect of the respective pro forma adjustments based on the statutory rate of 24.2%, except for the pro forma adjustments related to certain transaction costs which are not deductible for tax purposes; and (2) the tax impacts of intercompany debt between SCP and Corning Buyer and royalties between SCP and Corning.

5h)	Earnings Per Share – Earnings per share is adjusted to reflect the issuance of Preferred Stock as follows (in millions, except per share amounts):

	Net Income For Pro Forma Company	Less: Preferred Stock Dividend	Net Income Available to Common Stockholders	Weighted Average Shares	Per Share Amount
Basic earnings per common share	$ 2,425	$ (98)	$ 2,327	1,452	$ 1.60
Effect of dilutive securities:
Employee stock options and awards				10
Convertible preferred stock, Series A		98	98	115
Diluted earnings per common share	$ 2,425	$ -	$ 2,425	1,577	$ 1.54